Exhibit (d)(3)

HIGHLY CONFIDENTIAL

Execution Version

Thoma Bravo

600 Montgomery Street, 20th Floor

San Francisco, CA 94111

February 17, 2020

Instructure Holdings, LLC

c/o Thoma Bravo, LLC

600 Montgomery Street, 20th Floor

San Francisco, CA 94111

Re:	Second Amended and Restated Equity Financing Commitment

Ladies and Gentlemen:

Reference is made to that certain letter agreement, dated as of February 13, 2020 (the “Prior Agreement”), by and among Thoma Bravo Fund XIII, L.P., a Delaware limited partnership (the “Investor”), Instructure Holdings, LLC (f/k/a PIV Purchaser, LLC), a Delaware limited liability company (“Parent”), and Instructure, Inc., a Delaware corporation (the “Company”). Investor, Parent and the Company are sometimes referred to herein collectively as the “Parties” and each, a “Party”.

This letter agreement (this “Agreement”) amends, restates, supersedes and replaces in its entirety the Prior Agreement and sets forth the commitment of the Investor, subject to the terms and conditions hereof, to purchase, or cause an assignee permitted by paragraph 3 of this Agreement to purchase, directly or indirectly, equity securities of Parent, at or immediately prior to the Offer Acceptance Time. It is contemplated that pursuant to the Amended and Restated Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Parent, PIV Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Parent shall acquire 100% of the equity interests of the Company through a cash tender offer and the merger of Merger Sub with and into the Company and related transactions. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

1. Upon the terms and subject to the conditions set forth herein, the Investor hereby commits to purchase, or cause an assignee or assignees permitted by paragraph 3 of this Agreement to purchase, directly or indirectly, at or immediately prior to the Closing $2,021,163,280.78 of equity securities of Parent in the aggregate (the “Commitment”), solely for the purpose of allowing Parent and/or Merger Sub to fund all amounts required to be paid by them promptly following the Offer Acceptance Time or, as applicable, at the Closing, including (i) the Offer Acceptance Consideration payable pursuant to Section 2.2(a)(iii) of the Merger Agreement, (ii) the aggregate consideration to which the holders of Company Common Stock become entitled pursuant to Section 2.10 of the Merger Agreement, (iii) the Vested RSU Consideration and (iv) the Vested Option Consideration (clauses (i), (ii), (iii) and (iv), collectively, the “Transaction Consideration”), (v) the repayment or refinancing of Indebtedness of the Company Group outstanding under the Credit Facility (the “Credit Facility Debt”) and (v) to pay related fees and expenses, in each case to be paid at the Closing pursuant to, and in accordance with, the Merger Agreement (it being understood that such fees and expenses shall not include any Parent Termination Fee) (the “Closing Payments”). Subject to the conditions set forth in paragraph 2 below, the Investor will fund, or cause to be funded, the Commitment at or immediately prior to the Closing on the Closing Date in connection with the substantially simultaneous issuance to the Investor of the equity of Parent or an affiliated parent entity of Parent. Notwithstanding anything else to the contrary in this Agreement, the cumulative liability of the Investor under this Agreement shall not exceed the Commitment. The

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obligations of the Investor to fund any portion of the Commitment may be reduced by the Investor on a dollar-for-dollar basis (x) for purchases, directly or indirectly, by co-investors (including Affiliates of the Investor) of equity securities of Parent solely for the purpose of funding a portion of the Transaction Consideration and the Credit Facility Debt, and following the payment in full of such Transaction Consideration and Credit Facility Debt, all of the other outstanding Closing Payments and (y) as agreed to by the Investor in the event that Parent does not require such amount to fund any or all of the Closing Payments; provided, in each case that any such reduction shall occur immediately prior to the Closing subject to the payment of all amounts required to be paid by Parent pursuant to Article II of the Merger Agreement at the Closing notwithstanding such reduction of the Commitment. Subject to the conditions set forth in paragraph 2 below, the Investor will fund the Commitment, directly or indirectly, at or immediately prior to the Closing on the Closing Date and the proceeds of the Commitment shall be provided by Investor, directly or indirectly, to Parent, and used solely by Parent to pay the Transaction Consideration, and following the payment in full of such Transaction Consideration, all of the other outstanding Closing Payments. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

2. The Investor’s obligations under this Agreement, including the obligation of the Investor to fund the Commitment, are subject to (a) the execution and delivery of the Merger Agreement, (b) the satisfaction or written waiver by the Company, Parent and Merger Sub, as applicable, of each of the conditions to the obligations of Company, Parent and Merger Sub to consummate the Offer, as set forth in Offer Conditions, and the Merger as contemplated by Section 7.1 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction of such conditions), and the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement and (c) no material amendment or modification of the Merger Agreement (as the same exists on the date hereof), unless Parent has consented in writing to such amendment or modification. For the avoidance of doubt, the obligations of Parent and Merger Sub under the Merger Agreement shall be determined in accordance with the terms thereof, and nothing in this Agreement shall amend, modify, or waive any of the terms of the Merger Agreement or any defenses that Parent and/or Merger Sub may have to any assertion of liability or obligation against it under the Merger Agreement.

3. This Agreement and the obligation of the Investor to fund the Commitment, or cause the Commitment to be funded, shall automatically and immediately terminate upon the earliest to occur of (a) the consummation of the Closing and the payment of the Transaction Consideration in accordance with the Merger Agreement (at which time the obligation shall be discharged), (b) the termination of the Merger Agreement in accordance with its terms, and (c) ninety (90) days following the Termination Date. Paragraphs 3, 4, 5, 6, 7 and 10 shall remain in full force and effect, notwithstanding any termination of this Agreement. The Commitment set forth herein shall not be assignable by Parent without the Investor’s and the Company’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of each of the Investor and the Company and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. The rights of the Company hereunder shall not be assignable by the Company without the Investor’s and Parent’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Investor and Parent and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. The obligations of the Investor hereunder shall not be assignable by the Investor without Parent’s and the Company’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of each of Parent and the Company and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided that Investor may assign one or more portions of its Commitment to any of its Affiliates and/or to any fund or entity advised by Investor or its Affiliates; provided further, that no such assignment by Investor shall relieve Investor of any of its obligations hereunder or impair, delay or prevent the consummation of the Merger. Any transfer or assignment in

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violation of the preceding three sentences shall be null and void. This Agreement, the Merger Agreement and the Limited Guaranty, dated as of December 4, 2019, by the Guarantor set forth therein in favor of the Company, set forth the entire agreement of the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings with respect thereto, including the Prior Agreement.

4. Other than as required by applicable law or the rules of any national securities exchange (including as and to the extent required in connection with any SEC filing relating to the Transactions) or in connection with the enforcement of, or any Legal Proceeding related to or arising in connection with, this Agreement, the Merger Agreement or the Limited Guaranty, each of the parties agree that it will not, nor will it permit its representatives, advisors or Affiliates to, disclose to any person or entity the contents of this Agreement, other than to (a) their respective Affiliates, limited partners, general partners, members, managers, directors, officers, employees, agents and advisors (collectively, “Representatives”) and (b) the Company and its Representatives; provided, that each of the foregoing are instructed to maintain the confidentiality of this Agreement subject to the terms set forth herein. Without limiting the foregoing, the Company, the Investor, its Affiliates and its Representatives shall have the right to make such disclosures as are required by any Governmental Authority having jurisdiction over the Company, the Investor, its Affiliates or its Representatives; provided, that such disclosing party shall provide a copy of any such disclosure to the other parties with a reasonable opportunity to review and provide comment on any such disclosure in advance, which such comments shall not be unreasonably delayed, except to the extent not reasonably practicable or as may be prohibited by applicable laws.

5. Each of the Investor Affiliates (as defined below) are express third party beneficiaries of paragraphs 3, 4, 5, 6, 7, 9, 10, 11 and 12 of this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than Parent and the Investor has obligations hereunder and that, notwithstanding that the Investor is a limited partnership, no Person has any remedy, recourse or right of recovery hereunder against, or contribution from any Investor Affiliate, through the Investor, Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited liability company or partnership) veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of the Investor, Parent or Merger Sub against the Investor or any Investor Affiliate, or otherwise. For purposes of this Agreement, the term “Investor Affiliate” means any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, assignee or Affiliates of the Investor or the foregoing (it being understood that the term Investor Affiliate shall not include the Investor, Parent or Merger Sub or any Person to which (x) Parent of Merger Sub have assigned their respective rights or obligations under the Merger Agreement or (y) Investor has validly assigned all or any portion of the Commitment). For the avoidance of doubt, neither the Investor nor any Investor Affiliate (other than Parent and Merger Sub) is a party to, or has any obligations under, the Merger Agreement.

6. Except as otherwise set forth in paragraph 5 or this paragraph 6, this Agreement is solely for the benefit of Parent and is not intended to, nor does it, confer any benefits on, or create any rights or remedies in favor of, any person other than Parent. This Agreement may only be enforced by Parent at the direction of its equityholders in a manner agreed by its equityholders or as otherwise required pursuant to an order of specific performance obtained by the Company pursuant to Section 9.8(b) of the Merger Agreement. In no event shall any of Parent’s creditors have any right to enforce this Agreement or to cause Parent to enforce this Agreement. Except as otherwise set forth in the immediately following sentence of this paragraph 6, in the event any person other than Parent attempts to enforce this Agreement, the Investor’s obligations hereunder will automatically terminate. Notwithstanding the

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foregoing, the Company (but, for the avoidance of doubt, not its stockholders or any of its other securityholders) is an express third-party beneficiary of this Agreement solely with respect to enforcing Parent’s right to cause the Commitment under this Agreement by the Investor to be funded to Parent in accordance with this Agreement, if, and only if, the Company has received an order of specific performance against Parent pursuant to Section 9.8(b) of the Merger Agreement to cause the Closing to occur and to cause Parent to enforce its rights against the Investor to perform its funding obligations hereunder, and in such case, the Company shall have the right to cause Parent to enforce this Agreement on the terms and subject to the conditions hereof to cause the Commitment under this Agreement by the Investor to be funded to Parent in accordance with Section 1. Except as expressly set forth in the immediately preceding sentence or as otherwise expressly set forth in this Agreement, no obligation contained in, arising from or relating to this Agreement will be enforceable by way of specific performance. Notwithstanding the foregoing, the Investor hereby agrees that (A) it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that there is an adequate remedy at law and (B) no provision of bond or other security in connection with any such order or injunction will not be required.

7. Each party acknowledges and agrees that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Investor under this Agreement are solely contractual and not fiduciary in nature.

8. The Investor hereby represents and warrants with respect to itself to Parent that (a) it has all limited partnership power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by the Investor (i) has been duly and validly authorized and approved by all necessary limited partnership action by the Investor, and (ii) shall not result in any material respect (x) in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any law applicable to the Investor or its assets or (y) in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, any of the terms, conditions or provisions of (A) any contractual obligation to which the Investor is a party or otherwise bound or (B) the Investor’s organizational documents; (c) this Agreement has been duly and validly executed and delivered by it and, assuming due and valid authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement, subject to the Enforceability Limitations; (d) it has and will have for so long as this Agreement shall remain in effect uncalled capital commitments or otherwise will have available funds sufficient to fund the amount of its Commitment when and as required hereunder; and (e) except for such consents, approvals, authorizations, permits of, filings with and notifications to, Governmental Authorities contemplated by the Merger Agreement to be obtained or made after December 4, 2019, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Agreement by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement.

9. This Agreement may not be amended or otherwise modified without the prior written consent of Parent, the Investor and the Company.

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10.

(a)

THE AGREEMENT AND ALL ACTIONS (WHETHER AT APPLICABLE LAW, IN CONTRACT OR IN TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”), for the purpose of any action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect of such action shall be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this paragraph 10(a) shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable law.

(b)

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 10(b).

11. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of e-mail delivery of a “.pdf” format data file (or equivalent electronic delivery), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file (or equivalent electronic delivery) to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file (or equivalent electronic delivery) as a defense to the formation of a contract and each party hereto forever waives any such defense.

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12. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

* * * * * * *

If this Agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

THOMA BRAVO FUND XIII, L.P.

By: Thoma Bravo Partners XIII, L.P.
Its: General Partner

By: Thoma Bravo, LLC
Its: General Partner

By:	/s/ Holden Spaht

Name:	Holden Spaht
Its:	Managing Partner

Accepted and agreed as of the date first written above:

INSTRUCTURE HOLDINGS, LLC

By:	/s/ Holden Spaht
Name:	Holden Spaht
Title:	President and Assistant Secretary

Signature Page to Equity Commitment Letter

Accepted and agreed as of the date first written above:

INSTRUCTURE, INC.

By:	/s/ Matthew Kaminer
Name:	Matthew Kaminer
Title:	Chief Legal Officer

Signature Page to Second Amended and Restated Equity Commitment Letter